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                                                                    EXHIBIT 2(i)

                            STOCK PURCHASE AGREEMENT

                  This STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of September 3, 1996, between Rolodex Corporation, a Delaware corporation (the "Seller"), and Esselte Corporation, a New York corporation (the "Purchaser"),

                              W I T N E S S E T H:

                  WHEREAS, Curtis Manufacturing Co., Inc., a New Hampshire corporation (the "Subsidiary"), is a wholly owned subsidiary of the Seller; and

                  WHEREAS, the Seller is the owner of 474 shares of common stock, without par value (the "Common Stock"), of the Subsidiary (the "Shares"), and the Shares constitute all the issued and outstanding shares of Common Stock of the Subsidiary; and

                  WHEREAS, the Purchaser desires to acquire the Shares from the Seller, and the Seller desires to sell the Shares to the Purchaser, upon the terms and subject to the conditions hereinafter set forth;

                  NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

                  The terms set forth below in this Article I shall have the meanings ascribed to them below or in the part of this Agreement referred to below:

         1.1.  Accountant: KPMG Peat Marwick.

         1.2.  Agreement: as defined above in the preamble.

         1.3. Assets: (a) as at the Balance Sheet Date, the assets of the Subsidiary disclosed on the Balance Sheet, consisting of cash and cash equivalents, accounts receivable (net of reserves applicable thereto), inventory (net of reserves applicable thereto), prepaid assets, and fixed assets (net of accumulated depreciation thereon) but excluding rent deposits; and (b) as at the Closing Date,and for purposes of preparing the Closing Balance Sheet, the assets of the Subsidiary consisting of cash and cash equivalents, accounts receivable (net of reserves applicable thereto), inventory (net of reserves applicable thereto), prepaid assets, and fixed assets


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(net of the accumulated depreciation applicable to fixed assets as at the
Balance Sheet Date) of the Subsidiary, and excluding rent deposits.

         1.4. Balance Sheet: the unaudited balance sheet of the Subsidiary as at the Balance Sheet Date and attached hereto as Exhibit A.

         1.5.  Balance Sheet Date: June 30, 1996.

         1.6. Best Efforts: a party's best efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

         1.7. Charter Documents: with respect to any corporation, the articles or certificate of incorporation and by-laws of such corporation.

         1.8.  Claim Notice: as defined in Section 9.4(A).

         1.9.  Closing: as defined in Article III.

         1.10. Closing Balance Sheet: the unaudited balance sheet of the Subsidiary as at the Closing Date, prepared using the same accounting principles, practices and procedures that were used to prepare the Balance Sheet, applied in a manner consistent therewith.

         1.11. Closing Date: as defined in Article III.

         1.12. Code: the Internal Revenue Code of 1986, as amended.

         1.13. Consolidated Returns: the consolidated federal income tax returns of the Insilco Group.

         1.14. Credit Agreement: the Credit Agreement dated as of October 21, 1994 among Insilco, as borrower, the Lenders and Issuing Banks from time to time parties thereto, and Citicorp USA, Inc., as Agent, as amended to date.

         1.15. Curtis Data: as defined in Section 9.1.

         1.16. Effective Time: as defined in Article III.

         1.17. Election Period: as defined in Section 9.4(A).

         1.18. ERISA: the Employee Retirement Income Security Act of 1974, as amended.

         1.19. Excess Receivables: as defined in Section 2.4


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         1.20. Exchange Act: the Securities Exchange Act of 1934, as amended.

         1.21. Financial Statements: the financial statements described in
Section 4.1(F).

         1.22. Fixed Assets: the tangible physical property, equipment and computer software of the Subsidiary described in Section 4.1(F).

         1.23. GAAP: generally accepted accounting principles, consistently applied throughout the applicable period.

         1.24. Indemnified Party: as defined in Section 9.4(A).

         1.25. Indemnitee: as defined in Section 9.4(B).

         1.26. Indemnity Notice: as defined in Section 9.4(D).

         1.27. Independent Accountant: any nationally recognized certified public accounting firm mutually agreed to by the Seller and the Purchaser.

         1.28. Insilco: Insilco Corporation, a Delaware corporation.

         1.29. Insilco Affiliate: any person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with Insilco, including Seller; provided, however, that the term Insilco Affiliate shall not refer to the Subsidiary.

         1.30. Insilco Group: the affiliated group of corporations, as defined in Section 1504(a) of the Code, of which Insilco is the common parent.

         1.31. Intercompany Debt: as of any date, the indebtedness of the Subsidiary to Insilco or any Insilco Affiliate (including therein the tax expense or credit allocable to Subsidiary).

         1.32. Liabilities: (a) as at the Balance Sheet Date, the liabilities of the Subsidiary disclosed on the Balance Sheet, excluding the Retained Liabilities and the Intercompany Debt; and (b) as at the Closing Date and for purposes of preparing the Closing Balance Sheet, the liabilities of the Subsidiary, excluding the Retained Liabilities and Intercompany Debt, prepared on a basis consistent with the Balance Sheet in accordance with GAAP.

         1.33. License: the limited trademark license granted to the Subsidiary by Insilco, as set forth in Section 6.1(E), substantially in the form attached as Exhibit C.

         1.34. Loss: as defined in Section 9.2(A).

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         1.35. Material Adverse Effect: any material adverse effect on the business, financial condition or results of operations, as applicable, of (a) the Subsidiary or (b) the Purchaser.

         1.36. NASD: National Association of Securities Dealers, Inc.

         1.37. Net Book Value: as of any date, Assets minus Liabilities.

         1.38. Plans: as defined in Section 4.1(L).

         1.39. Purchase Price: as defined in Section 2.2.

         1.40. Purchase Price Adjustment: as defined in Section 2.3(B).

         1.41. Purchaser Indemnified Loss: as defined in Section 9.2(A).

         1.42. Retained Employees: as defined in Section 8.1.

         1.43. Retained Liabilities: liabilities of the Subsidiary to be retained by Seller as identified in Schedule 1.43.

         1.44. Retained Assets: assets of the Subsidiary to be dividended to Seller immediately prior to Closing as identified in Schedule 1.44.

         1.45. Schedule: a schedule to this Agreement.

         1.46. Security Documents: collectively, the Loan Documents (as such term is defined in the Credit Agreement).

         1.47. Seller Indemnified Loss: as defined in Section 9.2(B).

         1.48. Seller's Computations: as defined in Section 2.3(A).

         1.49. Shares: as defined in the preamble.

         1.50. Subsidiary: as defined in the preamble.

         1.51. Subsidiary Guaranty: the guaranty made by the Subsidiary, as of October 21, 1994, to secure the borrowings of Insilco under the Credit Agreement.

         1.52. Subsidiary Liens: all liens and security interests on properties of the Subsidiary which secure the obligations of the Subsidiary under the Subsidiary Guaranty or the obligations of the Seller under the Credit Agreement.

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         1.53. Taxes: (a) all federal, foreign, state or local net or gross income (whether measured by or based on income), gross receipts, sales, use, ad valorem, valued-added, franchise, withholding, payroll, employment, excise, property or similar taxes, assessments, duties, fees, levies or other governmental charges, together with any interest thereon, any penalties, additions to tax or additional amounts with respect thereto and any interest in respect of such penalties, additions or additional amounts and (b) liability for the payment of any consolidated tax, including any interest thereon, any penalties, additions to tax or additional amounts with respect thereto and any interest in respect of such penalties, additions or additional amounts, of the type described in clause (a) of this definition, including any federal, foreign, state or local consolidated income tax liability, together with any interest thereon, any penalties, additions to tax or additional amounts with respect thereto and any interest in respect of such penalties, additions or additional amounts, as a result of being a member of, and which may be imposed upon, the Insilco Group.

         1.54. Third Party Claim: as defined in Section 9.4(A).

         1.55. Threshold Amount: as defined in Section 9.2(A).

         1.56. UCC: the Uniform Commercial Code as the same may be, from time to time, in effect in the State of New York.

                                   ARTICLE II
                               PURCHASE AND SALE

         2.1 THE SALE. On the terms and subject to the conditions of this Agreement, at the Closing the Seller will sell, assign, transfer and deliver to the Purchaser, and the Purchaser will purchase and acquire from the Seller, the Shares. To effect the sale of the Shares, the Seller will deliver to the Purchaser one or more stock certificates representing the Shares and duly endorsed in blank for transfer or with duly executed stock powers attached.

         2.2 PURCHASE PRICE. The purchase price to be paid by the Purchaser for the Shares shall be $6,391,813.50 (the "Purchase Price"), adjusted pursuant to
Section 2.3. The Purchaser shall pay the Seller the Purchase Price at Closing by wire transfer in immediately available funds to the account or accounts specified in writing by the Seller to the Purchaser.

         2.3 PURCHASE PRICE; POST-CLOSING ADJUSTMENT. The Purchase Price shall be adjusted from the dollar amount stated in Section 2.2 to reflect any change in Net Book Value from the Balance Sheet Date to the Closing Date as provided in this Section 2.3. Net Book Value as of the Closing Date shall be determined as follows:

                  (A) The Seller shall prepare and deliver to the Purchaser, within 60 days of the Closing Date, (i) the Closing Balance Sheet,
         (ii) the Seller's calculation of Net Book

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         Value as derived from the Closing Balance Sheet and (iii) the resulting adjustment to the Purchase Price to be made pursuant to
         Section 2.3(B) (collectively, the "Seller's Computations"). The Seller's Computations shall be conclusive and binding upon the Seller and the Purchaser, absent manifest error. The Purchaser shall have seven (7) days after receiving the Seller's Computations to object to any manifest error therein. If the Purchaser does not object by written notice to the Seller within such seven (7) days, the Purchaser shall be deemed to have accepted and agreed to the Seller's Computations. If the Purchaser objects to the Seller's Computations within such time period, then within seven (7) days after such objection is received by the Seller, the Seller (a) may accordingly revise the Seller's Computations, which shall be binding upon and deemed to be agreed to by the Seller and the Purchaser, or (b) direct the Independent Accountant to review the Seller's Computations, and determine whether such error exists. The fees and expenses of the Independent Accountant relating to such review and determination shall be shared equally by the Purchaser and the Seller. The Independent Accountant's determination shall be made within thirty (30) days after the date that the Independent Accountant receives the Seller's Computations, and such determination shall be final and binding on the Purchaser and the Seller.

                  (B) The Purchase Price will be, as determined by the procedure set forth in Section 2.3(A), (i) increased by the amount by which Net Book Value as of the Closing Date exceeds the Net Book Value as of the Balance Sheet Date or (ii) decreased by the amount by which the Net Book Value as of the Balance Sheet Date exceeds Net Book Value as of the Closing Date, as applicable (the "Purchase Price Adjustment").

                  (C) The Purchaser or the Seller, as applicable, shall pay the Purchase Price Adjustment to the other party by wire transfer in immediately available funds on or before the fifth day following the final determination thereof.

         2.4 COLLECTION OF EXCESS RECEIVABLES. The Seller will cause a report of the Subsidiary's account receivables to be created as at Closing identifying all accounts receivable. The Purchaser will use its Best Efforts to collect the accounts receivable. Purchaser has discounted Seller's accounts receivable by $546,000 more than Seller's reserves for doubtful accounts. If Purchaser collects more in respect of the accounts receivable than the stated value of the accounts receivables at Closing, less Seller's reserves applicable thereto and less Purchaser's additional discount of $546,000, the Purchaser shall remit to the Seller 50% of the excess collections (the "Excess Receivables"). Seller's share of the Excess Receivables will be remitted to the Seller promptly after Purchaser's receipt thereof, together with appropriate documentation on the status of collection efforts and balances remaining outstanding.

         2.5 BANK ACCOUNTS; LOCKBOX; ADMINISTRATION OF OUTSTANDING CHECKS.

                  (A) Control of the Subsidiary's existing bank accounts will remain with the Seller, except that the Seller will use its Best Efforts to transfer to the Purchaser at

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         Closing the Subsidiary's lockbox and associated demand deposit account. If the Subsidiary's lockbox account is not transferred to the Purchaser at Closing, the Seller will collect proceeds received in the Subsidiary's lockbox account and remit the proceeds to the Subsidiary by wire transfer on a weekly basis.

                  (B) The Seller will cause the Subsidiary's outstanding checks existing at Closing to be honored when presented for payment and will cause the Subsidiary's bank accounts to remain open for thirty (30) days following Closing to facilitate the clearing of such outstanding checks. For purposes of determining the Purchase Price Adjustment, checks of the Subsidiary outstanding at Closing will be classified as Intercompany Debt.

         2.6 REIMBURSEMENT FOR DRAWS ON OUTSTANDING LETTERS OF CREDIT. As an accomodation to the Subsidiary, Insilco has provided certain of the Subsidiary's suppliers with the letters of credit described in Schedule 4.1(I). The Purchaser will use its Best Efforts to be substituted in place of Insilco with respect to such letter of credit obligations and agrees that, as soon as practicable and not later than 24 hours following receipt of notice from Insilco of a draw on any such letters of credit, it will reimburse Insilco for the full amount of such draw (and associated fees) by wire transfer in immediately available funds.

                                  ARTICLE III
                        CLOSING DATE AND EFFECTIVE TIME

         The closing of the purchase and sale of the Shares (the "Closing") shall be held at the offices of Sidley & Austin, 875 Third Avenue, New York, New York at 10:00 a.m., New York City time, on September 3, 1996 or at such other place or time as the Purchaser and the Seller may mutually agree (the "Closing Date"). The effective time of the transfer of the Shares shall be deemed to have been 12:01 a.m., New York City time, on the Closing Date (the "Effective Time").

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

         4.1 REPRESENTATIONS AND WARRANTIES BY THE SELLER. Except as otherwise disclosed in this Agreement or the Schedules, the Seller hereby represents and warrants that:

                  (A) ORGANIZATION AND GOOD STANDING. The Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of New Hampshire and has all requisite corporate power and authority to own and lease the properties and assets it currently owns and leases and to carry on its business as such business is currently conducted. The Seller has previously delivered to the Purchaser true, correct and complete copies of the Charter Documents, each as amended to date,

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         of the Subsidiary. The Subsidiary is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the properties and assets now owned or leased by it or the nature of the business now conducted by it requires it to be so licensed or qualified and where the failure so to qualify reasonably might be expected to have a Material Adverse Effect on the Subsidiary. Schedule 4.1(A) sets forth a list of all jurisdictions in which the Subsidiary is currently licensed or qualified to transact business as a foreign corporation.

                  (B) CORPORATE AUTHORITY AND APPROVAL. The Seller has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement by the Seller, the performance by the Seller of all the terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite corporate action on the part of the Seller. This Agreement constitutes the valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws relating to or affecting the enforcement of creditors' rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

                  (C) CAPITALIZATION OF THE SUBSIDIARY; OWNERSHIP OF THE SHARES. The authorized capital stock of the Subsidiary consists solely of 600 shares of Common Stock, of which only the Shares are now and will be at the Closing Date issued and outstanding. There are no outstanding subscriptions, options, warrants, preemptive or preferential rights, convertible or exchangeable securities or other agreements or commitments of any character (contractual or otherwise) for the purchase or acquisition (with or without value) by any person of shares of capital stock or other securities issued or issuable by the Subsidiary or any other equity or other ownership interest in the Subsidiary (other than this Agreement or as hereafter may be arranged by the Purchaser), and none of the Shares has been issued in violation of any preemptive or preferential rights or any federal or state securities law. The delivery at the Closing of certificates representing the Shares will transfer to the Purchaser good and valid title thereto, free and clear of any and all claims, pledges, security interests, mortgages, liens and encumbrances of any kind, except those incurred by the Purchaser.

                  (D) NO VIOLATION. Except as set forth in Schedule 4.1(D), to the knowledge of the Seller, this Agreement and the execution and delivery hereof by the Seller do not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not:

                           (i) violate or conflict with any provision of the
                  Charter Documents of the Subsidiary, each as amended to date;

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                           (ii) violate or conflict with any provision of, or
                  require any filing, consent, authorization or approval under, any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to or binding upon the Seller or the Subsidiary (assuming receipt of all governmental consents and the making of all governmental filings typically acquired or made after consummation of transactions of the nature contemplated by this Agreement);

                           (iii) conflict with, result in a breach of,
                  constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, (a) any mortgage, indenture, loan or credit agreement or any other agreement or instrument evidencing indebtedness for money borrowed to which the Subsidiary is a party or by which the Subsidiary is bound or to which any of its properties is subject or (b) any lease, license, contract or other agreement or instrument to which the Subsidiary is a party or by which it is bound or to which any of its properties is subject; or

                           (iv) result in the creation or imposition of any
                  lien, charge or other encumbrance upon the assets of the Subsidiary,

which violation, conflict, breach, default, acceleration, lien, charge or encumbrance, or the failure to make or obtain such filing, consent, authorization or approval, with respect to the matters specified in clauses
(ii) through (iv) of this paragraph (D), will have a Material Adverse Effect on the Subsidiary.

                  (E) NO DEFAULT; COMPLIANCE WITH LAWS AND REGULATIONS. Except as set forth in Schedule 4.1(E), to the knowledge of the Seller:

                           (i) neither the Seller nor the Subsidiary is in
                  default under, and no condition exists that with notice or lapse of time or both would constitute a default under, (a) any mortgage, loan agreement, indenture, evidence of indebtedness or other instrument evidencing borrowed money to which either the Seller or the Subsidiary is a party or by which the Seller or the Subsidiary or its properties is bound, (b) any judgment, order or injunction of any court, arbitrator or governmental agency or (c) any other agreement, contract, lease, license or other instrument, which default or potential default in any such case will have a Material Adverse Effect on the Subsidiary; and

                           (ii) each of the Seller and the Subsidiary has
                  complied with all laws, regulations, orders, judgments or decrees of any federal or state court or governmental authority applicable to its respective businesses and operations,

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                  noncompliance with which reasonably might be expected to have a Material Adverse Effect on the Subsidiary.

                  (F) FINANCIAL STATEMENTS. The Seller has delivered to the Purchaser copies of the Balance Sheet and the related unaudited statement of operations (collectively, the "Financial Statements") for the period ended on the Balance Sheet Date. The Financial Statements fairly present the financial position of the Subsidiary and its results of operations as at the Balance Sheet Date and for the period then ended, subject to normal year-end audit adjustments.

                  (G) ABSENCE OF CERTAIN CHANGES. Except as set forth in
         Schedule 4.1(G), or the Financial Statements, since June 30, 1996, there has not been:

                           (i) any change in the business, financial condition
                  or results of operations of the Subsidiary which had, or reasonably might be expected to have, a Material Adverse Effect on the Subsidiary and which was not a development generally affecting other companies in the Subsidiary's industry;

                           (ii) any damage, destruction or loss, whether
                  covered by insurance or not, which has had, or reasonably might be expected to have, a Material Adverse Effect on the Subsidiary;

                           (iii) any material change by the Subsidiary in
                  accounting methods or principles which would be required to be disclosed under GAAP;

                           (iv) any issuance by the Subsidiary of any shares of
                  Common Stock;

                           (v) any sale, lease or other disposition of
                  properties and assets of the Subsidiary other than in the ordinary course of business;

                           (vi) any merger or consolidation of the Subsidiary
                  with any other corporation, person or entity or any acquisition by the Subsidiary of the stock or business of another corporation, partnership or other entity;

                           (vii) any borrowing, or agreement to borrow funds,
                  by the Subsidiary or any termination or material amendment of any evidence of indebtedness, contract, agreement, deed, mortgage, lease, license or other instrument, commitment or agreement to which the Subsidiary is bound or by which any it or its properties is bound other than in the ordinary course of business and consistent with past practices or, in any event, material to the business, financial condition or results of operations of the Subsidiary;

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                           (viii) any declaration or payment of any dividend
                  on, or any other distribution with respect to, the Common Stock of the Subsidiary, other than the dividend of the Retained Assets;

                           (ix) any material increase in the compensation of
                  the directors, officers or employees of the Subsidiary (other than in the ordinary course of business and consistent with past practices), or any increase in benefits or benefit plan costs (other than costs outside of the control of the Subsidiary), or any increase in any bonus, insurance, pension, compensation or other benefit plan made for or with or covering any officers or directors; or

                           (x) any contract or commitment to do any of the
                  foregoing.

                  (H) TAXES. The operations of the Subsidiary have been reflected in the Consolidated Returns for the five taxable years ended December 31, 1994. The Seller and the Subsidiary have (or will have by the Closing) caused to be timely filed with the appropriate federal, state, local and other governmental authorities all returns, information returns or statements and reports with respect to Taxes required to be filed on or before the Closing Date for any taxable period ending on or before the Closing Date and which, if not filed, would have a Material Adverse Effect on the Subsidiary, and have (or will have by the Closing Date) caused to be paid or deposited or made adequate provision (in accordance with GAAP) for the payment of all Taxes shown to be due on such returns or reports. The Internal Revenue Service has audited the Consolidated Returns for taxable years through 1990. The settlement of the liabilities of the Insilco Group for federal income Taxes for years through 1990 is the subject of an Order Authorizing Compromise of Controversy with the Internal Revenue Service which was filed on July 10, 1992 in the United States Bankruptcy Court for the Western District of Texas and of a closing agreement between the Seller and the Commissioner of Internal Revenue which was executed by the Seller on September 15, 1992 and by the Commissioner of Internal Revenue on October 28, 1992, copies of which documents have previously been made available to the Purchaser for its review. The members of the Insilco Group are not parties to any agreement respecting the allocation or sharing of Taxes. The Internal Revenue Service is currently auditing the Consolidated Returns for taxable years through 1993, and has not yet issued a final determination with respect to the Subsidiary's taxable income and adjustments to its tax liabilities through the period.

                  (I) CONTRACTS, AGREEMENTS, PLANS AND COMMITMENTS. Schedule 4.1(I) sets forth a list of the following contracts, agreements, plans and commitments to which the Subsidiary is a party or by which any of its material properties are bound as of the date hereof:

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                           (i) any contract, commitment or agreement which
                  involves aggregate expenditures by the Subsidiary of more than $100,000 per year;

                           (ii) any indenture, trust, loan agreement or note,
                  other than the Credit Agreement and the Seller Security Documents, under which the Subsidiary has outstanding indebtedness, obligations or liabilities for borrowed money in an amount in excess of $100,000;

                           (iii) any lease or sublease for the use or occupancy
                  of real property which involves aggregate expenditures by the Subsidiary of more than $100,000 per year, together with a list of the location of such leased property, the date of termination of such arrangements, the name of the other parties thereto and the rental payments required to be made for such arrangements;

                           (iv) any employment agreement or any collective
                  bargaining or other contract with any labor union;

                           (v) any agreement that restricts the right of the
                  Subsidiary to engage in any type of business; and

                           (vi) any guaranty, direct or indirect, of the Seller
                  or any Insilco Affiliate of any contract, lease or agreement entered into by the Subsidiary.

                  (J) INSURANCE. Schedule 4.1(J) sets forth a list of all material insurance policies of or with respect to the Subsidiary, other than directors' and officers' liability policies, by which the Subsidiary or any of its properties or assets are covered against present losses, all of which are now in full force and effect. To the extent that any such policy is owned or held by Insilco or any Insilco Affiliate, it may be terminated after the Closing Date; provided, however, that the Seller agrees to maintain, or to cause to be maintained, such policies (or policies of substantially the same nature) in full force and effect at all times through the Closing Date.

                  (K) PATENTS, TRADEMARKS AND COPYRIGHTS. Except as set forth in Schedule 4.1(K), neither the Seller nor the Subsidiary has any material patent, patent application, trademark (whether registered or unregistered), trademark application, trade name or copyright or any material trade secrets, manufacturing processes or formulae directly relating to the business or operations of the Subsidiary.

                  (L) EMPLOYEE BENEFIT MATTERS. Schedule 4.1(L) sets forth a list of all the following (copies or descriptions of which have been made available to the Purchaser and which collectively are referred to as "Plans"):

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



                           (i) each "employee benefit plan," as such term is
                  defined in Section 3(3) of ERISA, which is covered by Title I of ERISA and which is maintained, or otherwise contributed to, by the Seller or the Subsidiary for the benefit of the employees of the Subsidiary;

                           (ii) each management or employment contract or
                  contract for personal services between the Subsidiary and any officer, consultant, director, employee or any other person or entity that is not by its terms terminable at will or on not more than sixty (60) days' notice without penalty by the Subsidiary;

                           (iii) each other plan, contract or arrangement
                  providing for bonuses, pensions, deferred compensation, retirement plan payments, profit sharing, incentive pay, hospitalization or medical expense or insurance for any officer, consultant, director, annuitant or employee of the Subsidiary or members of their respective families (other than directors' and officers' liability policies), whether or not insured;

                           (iv) each collective bargaining agreement or other
                  contract with any labor union to which the Subsidiary is a party and which is not listed on Schedule 4.1(I); and

                           (v) any other agreement to which the Subsidiary is a
                  party that provides for the payment of severance benefits.

                  (M) LITIGATION. Except as disclosed in Schedule 4.1(M), there are no material actions, suits, proceedings or governmental investigations or inquiries pending, or to the knowledge of the Seller threatened, against the Seller or the Subsidiary or their respective properties, assets, operations or businesses which might delay, prevent or hinder the consummation of the transactions contemplated hereby or reasonably might be expected to have a Material Adverse Effect on the Subsidiary.

                  (N) TERMINATION OF SUBSIDIARY GUARANTY AND RELEASE OF SUBSIDIARY LIENS AND OBLIGATIONS UNDER THE SECURITY DOCUMENTS. When the Purchaser acquires title to the Shares pursuant to this Agreement, the Subsidiary Guaranty shall have terminated and shall then have no force or effect, none of the Subsidiary's properties of any character shall remain subject to any of the Subsidiary Liens, which shall have been fully and finally released as to all such properties, and the Subsidiary shall have no continuing executory obligations under any of the Security Documents.

         4.2 REPRESENTATIONS AND WARRANTIES BY THE PURCHASER. Except as otherwise disclosed in this Agreement or in the Schedules, the Purchaser hereby represents and warrants that:

                  (A) ORGANIZATION AND GOOD STANDING. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of New York and has all requisite corporate power and authority to own and lease the properties and assets it currently owns and leases and to carry on its business as such business is currently conducted. The Purchaser has previously delivered to the Seller true, correct and complete copies of its Charter Documents, each as amended to date.

                  (B) CORPORATE AUTHORITY AND APPROVAL. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of all the terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite corporate action on the part of the Purchaser. This Agreement constitutes the valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws relating to or affecting the enforcement of creditors' rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). The Purchaser is purchasing the Shares for investment purposes and not with a view to the distribution thereof.

                  (C) NO VIOLATION. This Agreement and the execution and delivery hereof by the Purchaser do not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not:

                           (i) violate or conflict with any provision of the
                  Charter Documents of the Purchaser, each as amended to date,

                           (ii) violate or conflict with any provision of, or
                  require any filing, consent, authorization or approval under any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to or binding upon the Purchaser or any of its subsidiaries (assuming receipt of all governmental consents and the making of all governmental filings typically acquired or made after consummation of transactions of the nature contemplated by this Agreement), or

                           (iii) conflict with, result in a breach of,
                  constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, (a) any mortgage, indenture, loan or credit agreement or any other agreement or instrument evidencing indebtedness for money borrowed to which the Purchaser is a party or by which the Purchaser is bound or to which any of its properties is subject or (b) any lease, license, contract or other agreement or instrument to which the Purchaser is a party or by which any of them is bound or to which any of its properties is subject, which violation, conflict, breach, default, acceleration, lien, charge or encumbrance, or the failure to make or obtain such filing, consent, authorization or approval, with respect to the matters specified in clauses (ii) through (iii) of this paragraph (C) will have a Material Adverse Effect on the Purchaser.

                  (D) NO DEFAULT; COMPLIANCE WITH LAWS AND REGULATIONS. To the knowledge of the Purchaser:

                           (i) the Purchaser is not in default under, and no
                  condition exists that with notice or lapse of time or both would constitute a default under, (a) any mortgage, loan agreement, indenture, evidence of indebtedness or other instrument evidencing borrowed money to which the Purchaser is a party or by which the Purchaser or its properties is bound, (b) any judgment, order or injunction of any court, arbitrator or governmental agency or (c) any other agreement, contract, lease, license or other instrument, which default or potential default in any such case will have a Material Adverse Effect on the Purchaser; and

                           (ii) the Purchaser has complied in all material
                  respects with all laws, regulations, orders, judgments or decrees of any federal or state court or governmental authority applicable to its respective businesses and operations, noncompliance with which reasonably might be expected to have a Material Adverse Effect on the Purchaser.

                  (E) FUNDS AVAILABLE. The Purchaser has, or will have on and after the Closing Date, sufficient sources of immediately available funds to enable it to pay the Purchase Price and any Purchase Price Adjustment to be paid by the Purchaser.

                  (F) LITIGATION. There are no material actions, suits, proceedings or governmental investigations or inquiries pending, or to the knowledge of the Purchaser threatened, against the Purchaser or its subsidiaries or their respective properties, assets, operations or businesses which might delay, prevent or hinder the consummation of the transactions contemplated hereby.

                                   ARTICLE V
                      ADDITIONAL AGREEMENTS AND COVENANTS

         5.1 COVENANTS OF THE SELLER. The Seller covenants and agrees with the Purchaser as follows:

                  (A) CERTAIN CHANGES. Except as expressly may be permitted hereunder, contemplated hereby or set forth in the Schedules, the Seller covenants that, from the date hereof until the Closing Date, without first obtaining the written consent of the Purchaser (which consent will not be unreasonably withheld), the Seller will not permit the Subsidiary to:

                           (i) make any material change in the conduct of its
                  business or operations;

                           (ii) terminate or amend in any material respect any
                  contract or agreement required to be disclosed pursuant to
                  Section 4.1(I) or 4.1(L) except in the ordinary course of business;

                           (iii) declare, set aside or pay any dividends, or
                  make any distributions, in respect of its Common Stock (other than the dividend to the Seller of the Retained Assets), or repurchase, redeem or otherwise acquire any such Common Stock;

                           (iv) merge into or with or consolidate with any
                  other corporation or acquire all or substantially all the business or assets of any corporation, person or entity;

                           (v) make any change in its Charter Documents, each
                  as amended to date;

                           (vi) purchase any securities of any corporation,
                  person or entity except for investments made in the ordinary course of business consistent with past practices;

                           (vii) increase or decrease the indebtedness of the
                  Subsidiary to the Seller or any Insilco Affiliate, or of the Seller or any Insilco Affiliate to the Subsidiary, other than in the ordinary course of business or consistent with past practices;

                           (viii) other than pursuant to existing contracts or
                  commitments, sell, lease or otherwise dispose of any of its assets or properties (except assets and properties sold, leased or otherwise disposed of in the ordinary course of business and the dividend to the Seller of the Retained Assets); or

                           (ix) commit itself to do any of the foregoing.

                  (B) OPERATION OF PROPERTIES. The Seller covenants and agrees with the Purchaser that from the date hereof until the Closing Date, except as permitted hereunder or contemplated hereby or as consented to in writing by the Purchaser, the Seller will cause the Subsidiary to carry on its business in the usual and ordinary course and to use its Best Efforts to preserve and maintain its business organization, employees and business relationships consistent with past practices.

                  (C) ACCESS. The Seller will cause the Subsidiary to provide the Purchaser and its authorized representatives, at the Purchaser's sole expense, risk and cost, reasonable access from the date hereof until the Closing Date, during normal business hours, to the Subsidiary's personnel, properties, books and records and will cause the Subsidiary to furnish to the Purchaser such additional financial and operating data and other information as it may reasonably request to the extent that such access and disclosure would not violate the terms of any agreement to which the Subsidiary, the Seller or any Insilco Affiliate is a party or by which it is bound or any applicable law or regulation; provided, however, that any data or information so acquired by the Purchaser shall be maintained confidential by the Purchaser and its representatives in accordance with Section 5.2(E).

                  (D) BEST EFFORTS. The Seller will use its Best Efforts to obtain the satisfaction of the conditions to Closing set forth in
         Section 6.1.

                  (E) CONFIDENTIALITY. After the Closing Date, the Seller shall not, directly or indirectly, disclose or provide to any other person any non-public information of a confidential nature concerning the business or operations of the Subsidiary, except as is required in governmental filings or judicial, administrative or arbitration proceedings.

                  (F) PUBLIC ANNOUNCEMENTS. Subject to applicable securities law, stock exchange or NASD requirements, until the Closing Date, the Seller shall promptly advise and obtain the approval of the Purchaser (which approval shall not be unreasonably withheld) before issuing, or permitting any of the directors, officers, employees or agents of the Seller or the Subsidiary to issue, any press release with respect to this Agreement or the transactions contemplated hereby.

                  (G) CONTRIBUTION OF INTERCOMPANY INDEBTEDNESS. At or before Closing, the Seller will cause the Intercompany Debt to be contributed to the capital of the Subsidiary.

                  (H) TRANSITIONAL RESPONSIBILITIES. The Seller will use its Best Efforts to assist the Purchaser in the transition of operational control and financial responsibility for the Subsidiary, including providing the Purchaser, or the Purchaser's representatives, with reasonable access, during normal business hours, to those of Seller's employees familiar with the Subsidiary's operations, including, customer and dealer service, order processing, shipping, finance, credit and collections, and data processing. The Purchaser shall reimburse the Seller for Seller's reasonable documented out-of-pocket expenses incurred in providing such services.

                  (I) OPERATIONAL RESPONSIBILITIES. The Seller will be compensated for any ongoing operational services it elects to provide, in its discretion, to the Subsidiary following a request therefore by the Subsidiary or the Purchaser, as the case may be, at the Seller's usual and customary overhead rates allocable to such operation, together with reimbursement of Seller's reasonable documented out-of-pocket expenses incurred in providing such services.

         5.2 COVENANTS OF THE PURCHASER. The Purchaser covenants and agrees with the Seller as follows:

                  (A) BEST EFFORTS. The Purchaser will use its Best Efforts to obtain the satisfaction of the conditions to Closing set forth in
         Section 6.2.

                  (B) PRESERVATION OF BOOKS AND RECORDS. For a period of seven
         (7) years after the Closing Date, the Purchaser shall (i) preserve and retain the corporate, accounting, legal, auditing and other books and records of the Subsidiary (including, but not limited to, any documents relating to any governmental or non-governmental actions, suits, proceedings or investigations arising out of the conduct of the business and operations of the Subsidiary prior to the Closing Date) and (ii) make such books and records available at the then current administrative headquarters of the Subsidiary to the Seller or Insilco, or their respective successors and assigns, and their respective officers, employees and agents, on reasonable notice and at reasonable times, it being understood that the Seller (or Insilco,or its successors and assigns, as the case may be) shall be entitled to make copies of any such books and records as it shall deem necessary. The Purchaser agrees to permit representatives of the Seller (or Insilco,or its successors and assigns, as the case may be) to meet with employees of the Purchaser or the Subsidiary on a mutually convenient basis in order to obtain additional information and explanations of any materials provided pursuant to this Section 5.2(B).

                  (C) PUBLIC ANNOUNCEMENTS. Subject to applicable securities law, stock exchange or NASD requirements, until the Closing Date, the Purchaser shall promptly advise and obtain the approval of the Seller (which approval shall not be unreasonably withheld) before issuing, or permitting any of the Purchaser's directors, officers, employees or agents, or any of the Purchaser's subsidiaries, to issue, any press release with respect to this Agreement or the transactions contemplated hereby.

                  (D) CONFIDENTIAL INFORMATION. and its representatives shall keep confidential any data or information received by the Purchaser regarding the business and assets of the Seller and the Subsidiary in accordance with the Confidentiality Agreement executed by the Purchaser. The Purchaser and its representatives further covenant to keep confidential, and to cause the Subsidiary and its representatives and employees to keep confidential, any data or information in their possession after the Closing, regarding the business and assets of the Seller, Insilco or any Insilco Affiliate.

                  (E) PAYMENTS IN RESPECT OF RETAINED ASSETS AND RETAINED LIABILITIES. The Purchaser agrees to cause the Subsidiary to endorse and remit to the Seller, promptly following the Subsidiary's receipt thereof, any payments received by the Subsidiary in respect of the Retained Assets or the Retained Liabilities.

                  (F) ROLODEX PROGRAMS. The Seller's affiliate, the Rolodex division of Insilco, has entered into certain programs and commitments with customers with respect to the division's sales of the Subsidiary's products. The Purchaser agrees to cause the Subsidiary to honor the terms of these programs, and to reimburse the Rolodex division for the Subsidiary's allocable pro rata share (with the determination of such pro rata share to commence on the Closing Date) of any rebate obligations to the Rolodex division's customers with respect to such programs. The Seller will cause the Rolodex division, on request, to furnish the Subsidiary with the terms of such programs, and, at the time a rebate is due with respect to any such program, a report summarizing the Subsidiary's allocable share of that rebate.

                                   ARTICLE VI
                             CONDITIONS TO CLOSING

         6.1 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER. The obligations of the Purchaser to proceed with the Closing are subject to the satisfaction on or prior to the Closing Date of all the following conditions, any one or more of which may be waived, in whole or in part, by the Purchaser:

                  (A) COMPLIANCE. The Seller shall have complied in all material respects with each of its covenants and agreements contained herein, and each of its representations and warranties contained in
         Section 4.1 shall be true on and as of the Closing Date in all material respects.

                  (B) OFFICER'S CERTIFICATE. The Purchaser shall have received a certificate, dated the Closing Date, of an executive officer of the Seller certifying as to the matters specified in Section 6.1(A).

                  (C) LEGAL OPINION. The Purchaser shall have received from the General Counsel of Insilco Corporation an opinion dated the Closing Date to the effect that:

                           (i) the Seller and the Subsidiary are each
                  corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation, with the corporate power and authority to own their respective properties and assets and to carry on their respective businesses as are now being conducted;

                           (ii) the Seller has the corporate power under its
                  Charter Documents and the laws of the jurisdiction of its incorporation to execute and deliver this Agreement and to consummate the transactions contemplated hereby; all corporate acts and other proceedings required to be taken by or on the part of the Seller to execute and deliver this Agreement and to consummate the transactions contemplated herein have been duly and validly taken; and this Agreement has been duly executed and delivered by, and constitutes the valid and binding obligation of, the Seller enforceable against the Seller in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws relating to or affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

                           (iii) the authorized capital stock of the Subsidiary
                  consists solely of 600 shares of Common Stock of which 474 shares of Common Stock are validly issued and outstanding;

                           (iv) the execution and delivery by the Seller of
                  this Agreement do not and the consummation of the transactions contemplated hereby will not violate any provision of or constitute a default (whether with notice or the lapse of time or both) under (a) the Charter Documents, each as amended to date, of the Seller or the Subsidiary or
                  (b) any provision of any material indenture, mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree known to such counsel to which the Seller or the Subsidiary is a party or by which either of them or any of their respective assets or properties is bound, which violation, breach or default, in the case of clause (b), might have a Material Adverse Effect on the Subsidiary; and

                           (v) on the sale of the Shares to the Purchaser
                  pursuant to this Agreement, the Purchaser (assuming the Purchaser is a "bona fide purchaser" as defined in Article 8 of the UCC) will acquire valid title to the Shares, free and clear of any pledges and security interests.

                  (D) NO ORDERS. The Closing shall not violate any order or decree of any court or governmental body having competent jurisdiction over the transactions contemplated by this Agreement.

                  (E) LICENSE AGREEMENT. The Subsidiary shall have executed a license agreement with Insilco, substantially in the form attached hereto as Exhibit C, providing for a one year limited license to the Subsidiary of the right to use the trademark Rolodex(R), in connection with the trademark "Curtis by Rolodex(R)" in the use and sale of remaining stocks of packaging and inventory bearing such trademark.

         6.2 CONDITIONS TO THE OBLIGATIONS OF THE SELLER. The obligations of the Seller to proceed with the Closing are subject to the satisfaction on or prior to the Closing Date of all the following conditions, any one or more of which may be waived, in whole or in part, by the Seller:

                  (A) COMPLIANCE. The Purchaser shall have complied in all material respects with each of its covenants and agreements contained herein, and each of its representations and warranties contained in
         Section 4.2 shall be true on and as of the Closing Date in all material respects.

                  (B) OFFICER'S CERTIFICATE. The Seller shall have received a certificate, dated the Closing Date, of an executive officer of the Purchaser certifying as to the matters specified in Section 6.2(A).

                  (C) LEGAL OPINION. The Seller shall have received, from the General Counsel of Purchaser, an opinion dated the Closing Date to the effect that:

                           (i) the Purchaser is a corporation duly organized,
                  validly existing and in good standing under the laws of New York, with the corporate power and authority to own its property and assets and carry on its business as is now being conducted; and

                           (ii) the Purchaser has the corporate power under its
                  Charter Documents and the laws of the jurisdiction of its incorporation to execute and deliver this Agreement and to consummate the transactions contemplated hereby; all corporate acts and other proceedings required to be taken by or on the part of the Purchaser to authorize it to execute and deliver this Agreement and to consummate the transactions contemplated hereby have been duly and validly taken; and this

                  Agreement has been duly executed and delivered by the Purchaser and constitutes the valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms subject to any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws relating to or affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (D) NO ORDERS. The Closing shall not violate any order or decree of any court or governmental body having competent jurisdiction over the transactions contemplated by this Agreement.

                                  ARTICLE VII
                                     TAXES

         The Seller shall be liable for, and shall indemnify the Purchaser and hold the Purchaser harmless from any liability for, all Taxes which are imposed upon or are incurred by (a) any member of the Insilco Group other than the Subsidiary for any taxable period, and (b) the Subsidiary for any taxable period ending on or before the Closing Date (including federal income Taxes imposed on or incurred by the Subsidiary for periods which are included in Consolidated Returns, but excluding any federal income Taxes attributable to events occurring, or income arising or deemed to arise, on or after the Closing Date), provided that any such indemnification shall be made pursuant to the procedures set forth in Section 9.4. The Purchaser shall be liable for, and shall indemnify the Seller and hold the Seller harmless from any liability for, (i) all Taxes which are imposed on or incurred by the Subsidiary except Taxes for which the Seller is liable pursuant to the immediately preceding sentence, and (ii) all transfer Taxes arising from the sale of the Shares, provided that any such indemnification shall be made pursuant to the procedures set forth in Section
9.4. No election (if otherwise permissible) will be made under Treas. Reg.
Section 1.1502-76(b)(5) to include the Subsidiary in any affiliated group other than the Insilco Group or to exclude the Subsidiary from the Insilco Group. The Seller may elect, under Treas. Reg. Section 1.1502-20(g), to reattribute to it the maximum permissible amount of net operating loss carryovers of the Subsidiary, and the Subsidiary and the Purchaser will take all steps necessary to perfect such election. The Seller will make no election under Prop. Treas. Reg. Section 1.1502-95(e) to apportion to the Subsidiary any part of the "consolidated section 382 limitation" therein referred to. Each party will provide to the other such information and access to records as such other party may reasonably request in order to enable such other party to prepare any Tax returns and handle any audit respecting Taxes or controversy with any Tax authorities for which such other party is responsible.

                                  ARTICLE VIII
                               EMPLOYEE BENEFITS

         8.1 EMPLOYMENT. The Purchaser shall retain the employees of Subsidiary identified on Schedule 8.1 (the "Retained Employees"). Each Retained Employee, to the extent that such person does not voluntarily resign from the Subsidiary on or before the Closing Date, shall be given credit for service with the Subsidiary for all purposes under any employee benefit plan, program or practice of the Purchaser (except Purchaser's pension plan, for which Retained Employees become eligible as of the Closing) which is in existence as of the Closing Date.

         8.2 SEVERANCE PAY AND CERTAIN PROGRAMS. For a period of at least (1) one year after the Closing Date, the Purchaser shall cause the Subsidiary or any successor to maintain the Subsidiary's severance pay plan (without substantive change) for the benefit of the Retained Employees.

         8.3 EMPLOYEE BENEFIT PLANS. Coverage for the Retained Employees of the Subsidiary under the Plans will cease on Closing, except as otherwise provided under the terms of such Plans, or ERISA, or as otherwise required by law. The Seller will use its Best Efforts to obtain applicable consents of the Insilco Board of Directors to vest the Retained Employees with a pro rata share of: (i) stock options awarded to Retained Employees under the 1993 Insilco Corporation Long Term Incentive Plan; and (ii) Insilco matching funds paid to the accounts of any of the Retained Employees in respect of their elective contributions under the Insilco Corporation Employee Thrift Plan (401(k) Plan).

         8.4 BONUS PLANS. The Closing Balance Sheet will include, as a Liability of the Subsidiary, an accrual for bonuses payable to the Retained Employees equal to two-thirds of the bonuses paid to such Retained Employees for services rendered in 1995, not to exceed $25,000.

                                   ARTICLE IX
                    EXTENT AND SURVIVAL OF REPRESENTATIONS,
             WARRANTIES, COVENANTS AND AGREEMENTS; INDEMNIFICATION

         9.1 SCOPE OF REPRESENTATIONS OF THE SELLER. Except as and to the extent set forth in this Agreement, the Schedules and the Exhibits, the Seller makes no representations or warranties whatsoever and disclaims all liability and responsibility for any representation, warranty or statement made or information communicated (orally or in writing) to the Purchaser (including, but not limited to, any opinion, information or advice which may have been provided to the Purchaser or any affiliate thereof by any officer, stockholder, director, employee, accounting firm, legal counsel or any other agent, consultant or representative of the Seller or the Subsidiary). The Purchaser acknowledges and affirms that it has had full access to the information prepared by the Seller and the Subsidiary to assist persons investigating the Subsidiary (the "Curtis Data") and that the Purchaser has made its own independent investigation, analysis and evaluation of the Subsidiary and its properties, assets, business, financial condition, operations and prospects.

         9.2 INDEMNIFICATION OF PARTIES.

                  (A) INDEMNIFICATION OF THE PURCHASER. The Seller agrees to indemnify and defend the Purchaser against, and hold the Purchaser harmless from, any claim, liability, loss, damage or expense (including reasonable attorneys' fees) (collectively "Losses" and individually a "Loss"), whether arising before or after the Closing Date, sustained by the Purchaser arising out of or resulting from (i) a Retained Liability; or (ii) any inaccuracy in or breach of any of the representations, warranties or covenants made by the Seller herein (any such Loss or Losses being referred to herein as a "Purchaser Indemnified Loss");

PROVIDED, HOWEVER, that the Purchaser shall not be entitled to assert rights of indemnification under this Article IX for Purchaser Indemnified Losses until the aggregate of all Purchaser Indemnified Losses of Purchaser exceeds $250,000 (the "Threshold Amount") (it being understood that all such Purchaser Indemnified Losses shall accumulate until such time or times as the aggregate of all Purchaser Indemnified Losses exceeds such Threshold Amount, whereupon the Purchaser shall be entitled to indemnification hereunder for any Purchaser Indemnified Losses, in excess of, but excluding such Threshold Amount); AND PROVIDED, FURTHER, that the Threshold Amount shall not apply to the Seller's obligations to the Purchaser with respect to the Retained Liabilities as set forth in this Section 9.2(A)(i), or pursuant to Articles II and VII and Section 10.2, and the Purchaser shall not be entitled to assert rights of indemnification under this Article IX for Purchaser Indemnified Losses arising out of breaches of the representations, warranties and covenants of the Seller contained in this Agreement unless such assertion is made within the time period specified in Section 9.3.

                  (B) INDEMNIFICATION OF THE SELLER. The Purchaser agrees to indemnify and defend the Seller against, and hold the Seller harmless from, any Loss or Losses, whether arising before or after the Closing Date, sustained by the Seller:

                           (i) arising out of or resulting from any inaccuracy
                  in or breach of any of the representations, warranties or covenants made by the Purchaser herein;

                           (ii) arising from or related to any asset or
                  property owned or operated by the Subsidiary on or before the Closing Date;

                           (iii) arising from or related to any liability of
                  the Subsidiary existing on or after the Closing Date other than the Retained Liabilities; and

                           (iv) arising out of any claim based on acts
                  occurring on or after the Closing Date made by any employees of the Subsidiary, including the Retained Employees, or any other claim arising from an employer-employee relationship, including any claim related to any Plans (any such Loss or Losses being referred to herein as a "Seller Indemnified Loss");

PROVIDED, HOWEVER, that the Seller shall not be entitled to assert rights of indemnification under this Article IX for Seller Indemnified Losses arising out of breaches of the representations, warranties and covenants of the Purchaser contained in this Agreement unless such assertion is made within the time period specified in Section 9.3.

         Neither the Seller nor the Purchaser shall be obligated to make any payment of indemnity under this Agreement except pursuant to the procedures set forth in Section 9.4.

         9.3 SURVIVAL. The representations, warranties and covenants set forth in this Agreement and in any certificate or instrument delivered in connection herewith shall terminate and expire two years after the Closing Date, following which event no party may institute any action or present any claim for a breach of such representations, warranties, covenants or agreements; provided, however, that the representations and warranties set forth in Section 4.1(C) and the covenants and agreements set forth in Sections 2.3, 2.4, 2.5, 2.6 and
5.2 (B),(D) and (F), this Article IX and Articles VII, VIII, X, XI, XII and XIII shall survive until the expiration of the applicable statute of limitations period (including all periods of extension or tolling), except for matters that are the subject of a timely claim made hereunder prior to such expiration date,which shall not terminate or expire at any time pursuant to this Section 9.3.

         9.4 INDEMNIFICATION PROCEDURES. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

                  (A) A party claiming indemnification under this Agreement (an "Indemnified Party") shall promptly (i) notify the party from whom indemnification is sought (the "Indemnifying Party") of any third-party claim or claims ("Third Party Claim") asserted against the Indemnified Party which could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Party a written notice ("Claim Notice") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), an estimate of the amount of damages attributable to the Third Party Claim, if reasonably possible, and the basis of the Indemnified Party's request for indemnification under this Agreement.

                  Within thirty (30) days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party (i) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Agreement with respect to such Third Party Claim and (ii) whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

                  (B) If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party does not dispute its potential liability to the Indemnified Party under this Agreement and that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 9.4(B). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is actually entitled to indemnification hereunder or if the Indemnifying Party assumes the defense with respect to the Third Party Claim), to file, during the Election Period, any motion, answer or other pleadings which the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and which are not unnecessarily prejudicial to the Indemnifying Party. If requested by the Indemnifying Party, the Indemnified Party shall, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the person asserting the Third Party Claim or any cross-complaint against any person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 9.4(B) and, except as permitted above or pursuant to
         Section 9.4(C), shall bear its own costs and expenses with respect to such participation. Notwithstanding anything in this Section 9.4 to the contrary, the Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle or compromise any action, suit or proceeding or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such action, suit or proceeding or
         (ii) settle or compromise any action, suit or proceeding in any manner that may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments.

                  (C) If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 9.4(B), or if the Indemnifying Party elects to defend the Indemnified Party pursuant to
         Section 9.4(B) but fails to diligently and promptly prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings; provided, however, that the Indemnified Party may not, without the Indemnifying Party's consent, which shall not be unreasonably withheld, (i) settle or compromise any action, suit or proceeding or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such action, suit or proceeding or (ii) settle or compromise any action, suit or proceeding in any manner that may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments. Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes its potential liability to the Indemnified Party under this Agreement and if such dispute is resolved in favor of the Indemnifying Party by final, nonappealable order of a court of competent jurisdiction, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section 9.4(C) or of the Indemnifying Party's participation therein at the Indemnified Party's request and the Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses of such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this
         Section 9.4(C), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

                  (D) If an Indemnified Party should have a claim against an Indemnifying Party hereunder which does not involve a Third Party Claim, or knowledge of facts which could give rise to such a claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within sixty (60) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such claim, as provided above, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

                  (E) Payments of all amounts owing by the Indemnifying Party pursuant to Sections 9.4(B) and (C) and 9.5 shall be made within (30) days after the latest of (i) the effective date of the settlement of the Third Party Claim, (ii) the date an adjudication of such Third Party Claim becomes final and nonappealable or (iii) the date an adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement becomes final and nonappealable. Payments of all amounts owing by the Indemnifying Party pursuant to Section 9.4(D) shall be made within thirty (30) days after the later of (i) the expiration of the sixty (60) day Indemnity Notice period or (ii) the date an adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement becomes final and nonappealable.

         9.5      INSURANCE.

                  (A) In determining the amount of any loss, damage or expense for which any party is entitled to indemnification under this Agreement, the gross amount thereof will be reduced by any proceeds actually realized under insurance policies by such party; provided, however, that, if such party has been indemnified but does not actually receive such insurance proceeds until after being indemnified, such party shall reimburse the Indemnifying Party for amounts paid to or on behalf of such party to the extent of the insurance proceeds so received.

                  (B) Following the Closing Date, if the Seller should suffer any loss, damage or expense covered by any of the Seller's insurance policies and wishes to make a claim against the issuer of such policy, the Purchaser shall use its best efforts to assist the Seller in ascertaining and establishing coverage, pursuing such claim and collecting under such policy.

                  (C) If both the Indemnifying Party and the Indemnified Party have insurance coverage respecting a particular loss, damage or expense for which indemnification is provided pursuant to this Article IX, the Purchaser and the Seller agree that the insurance coverage of the Indemnifying Party will be called upon before the insurance coverage of the Indemnified Party is called upon.

               9.6 INDEMNIFICATION OF SUBSIDIARY REPRESENTATIVES.

                  (A) The Purchaser agrees that all rights to indemnification now existing in favor of the directors and officers, employees, agents and other representatives of the Subsidiary as provided in its Charter Documents or otherwise in effect on the date of this Agreement will survive the Closing Date and continue in full force and effect for a period of six (6) years from the Closing Date, and the Purchaser will honor, or cause to be honored, all such rights to indemnification; provided, however, that in the event that any claim or claims are asserted or made within such six (6) year period, such period shall continue until final disposition of all such claims.

                  (B) If the Purchaser or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all its properties and assets to any person or persons, then and in each such case proper provisions shall be made so that its successor or assign or such person or persons shall assume the obligations of the Purchaser, set forth in this Section.

                                   ARTICLE X
                       TERMINATION, AMENDMENT AND WAIVER

         10.1 GROUNDS FOR TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

                  (A) by the mutual written agreement of the Seller and the Purchaser;

                  (B) by the Seller by written notice thereof to the the Purchaser if the purchase and sale of the Shares contemplated hereby shall not have been consummated by the thirtieth (30th) day following the date hereof, or such other date, if any, as the Seller and the Purchaser shall agree upon in writing; or

                  (C) by the Seller or the Purchaser if the consummation of such transactions would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction enjoining, restraining or otherwise preventing, or awarding substantial damages in connection with, the consummation of this Agreement or the transactions contemplated hereby;

PROVIDED, HOWEVER, that a party shall not be allowed to exercise any right of termination pursuant to this Section 10.1 if the event giving rise to such termination right shall be due to the negligent or willful failure of the party seeking to terminate this Agreement to perform or observe in any material respect any of the covenants or agreements set forth herein to be performed or observed by such party.

         10.2 EFFECT OF TERMINATION. The following provisions shall apply in the event of a termination of this Agreement:

                  (A) If this Agreement is terminated by the Seller or by the Purchaser as permitted under Section 10.1 hereof and not as the result of the negligent or willful failure of any party to perform its obligations hereunder, such termination shall be without liability to any party to this Agreement or any stockholder, director, officer, employee, agent or representative of such party.

                  (B) If this Agreement is terminated as a result of the negligent or willful failure of a party to this Agreement to perform its obligations hereunder, such party shall be fully liable for any and all damages sustained or incurred by the other party, and the other party shall be entitled to equitable relief, including injunctive relief and specific performance to the full extent available at law or in equity, as well as to all other remedies available at law or in equity.

                  (C) The Seller and the Purchaser agree that the provisions of this Section 10.2, Section 5.2(E) and Articles XI and XII shall survive any termination of this Agreement.

         10.3 AMENDMENT. This Agreement may be amended by the parties, by action taken by their respective Boards of Directors, at any time, but may not be amended except by an instrument signed on behalf of each of the parties.

         10.4 EXTENSION; WAIVER. At any time the parties, by action taken by their respective Boards of Directors, may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to it and waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument signed on behalf of such party.

         10.5 PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. A termination or amendment of this Agreement or an extension or waiver pursuant to any of the foregoing Sections of this Article X will, in order to be effective, require action of the relevant party's Board of Directors or an authorized committee or designee thereof.

                                   ARTICLE XI
                                    BROKERS

         The Purchaser and the Seller each represent to the other that neither the Purchaser nor the Seller has, directly or indirectly, employed any broker, finder or intermediary in connection with such transactions who might be entitled to a fee or commission upon the execution of this Agreement or consummation of the transactions contemplated hereby.

                                  ARTICLE XII
                                    EXPENSES

         Except as specifically provided herein, all legal and other costs and expenses in connection with this Agreement and the transactions contemplated hereby shall be paid by the Seller (and not the Subsidiary) or the Purchaser, as the case may be, depending upon which party incurred such costs and expenses.

                                  ARTICLE XIII
                             NOTICES; MISCELLANEOUS

         13.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or when received if sent by registered or certified mail, return receipt requested, or telecopy to the parties at the following addresses (or at such other address as a party may specify by like notice):

                  (A)      If to the Purchaser, to:

                           Esselte Corporation
                           71 Clinton Road
                           Garden City, New York 11530
                           Attention: General Counsel
                           Telecopy: (516) 747-8949

                  (B)      If to the Seller, to:

                           Insilco Corporation
                           425 Metro Place North
                           Fifth Floor
                           Dublin, Ohio  43017
                           Attention:  General Counsel
                           Telecopy:  (614) 791-3195

         13.2 BOOKS AND RECORDS. The Seller agrees that the Seller will promptly after the Closing deliver or cause to be delivered to the Purchaser all corporate minute books and stock transfer records of the Subsidiary, to the extent not then in the possession of the Subsidiary.

         13.3 MISCELLANEOUS.

                  (A) EXCLUSIVE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (i) supersedes all prior agreements between the parties (written or oral) other than the Confidentiality Agreement between the Seller and the Purchaser, (ii) together with such Confidentiality Agreement, is intended as a complete and exclusive statement of the terms of the agreement between the parties and (iii) except pursuant to Article VIII and Sections 5.2(B), 9.6 and 9.7, does not and is not intended to confer on any person other than the parties any rights or remedies.

                  (B) CHOICE OF LAW. This Agreement shall be governed by the laws of the State of New York, except to the extent the laws of the State of New Hampshire apply to the sale of the Shares.

                  (C) ASSIGNMENTS. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. No such assignment shall release the Purchaser of any of its obligations under the Agreement.

                  (D) SCHEDULES. The Seller may revise or supplement the Schedules at any time at or prior to the Closing; provided, however, that no such revision or supplement shall revise or supplement any such Schedule to reflect any information materially adverse to the Purchaser not previously disclosed to the Purchaser.

                  (E) SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the greatest extent possible.

                  (F) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same agreement.

                  (G) FURTHER ASSURANCES. The Seller and the Purchaser agree to deliver or cause to be delivered to each other such additional instruments, or to make any such filings, on the Closing Date and at such other times thereafter as either of them may reasonably request for the purpose of carrying out this Agreement.

                  (H) INTERPRETATION. When a reference is made in this Agreement to Articles, Sections, Schedules or Exhibits, such reference is to an Article or a Section of, or a Schedule or an Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they will be understood to be followed by the words "without limitation."

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                              ROLODEX CORPORATION

                                              By: /s/ KENNETH H. KOCH
                                                  ------------------------------
                                                   Name: Kenneth H. Koch
                                                   Title: Vice President


                                              ESSELTE CORPORATION

                                              By: /s/ ROBERT E. HAWES, JR.
                                                  ------------------------------
                                                   Name: Robert E. Hawes, Jr.
                                                   Title: Executive Vice
                                                          President

                                    GUARANTY

         Insilco hereby guarantees the obligations of Seller to Purchaser pursuant to Section 9.2(A) of this Agreement.

                                              INSILCO CORPORATION

                                              By: /s/ KENNETH H. KOCH
                                                  ------------------------------
                                                   Name: Kenneth H. Koch
                                                   Title: Vice President